CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                OF
          SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK
                   ($.00001 PAR VALUE PER SHARE)

                                of

                          SA HOLDINGS, INC.
                     __________________________

                 Pursuant to Section 151(g) of the
                  General Corporation Law of the
                        State of Delaware
                     __________________________

     I, Jack W. Matz, Jr., Chief Executive Officer of SA Holdings, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

     DO HEREBY CERTIFY:

     FIRST: The Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of the Corporation authorizes the issuance of 12,500,000 shares of preferred stock, $.00001 par value per share ("Preferred Stock"), in one or more series, and further authorizes the Board of Directors of the Corporation to provide by resolution for the issuance of shares of Preferred Stock in o;ne or more series not exceeding the aggregate number of shares of Preferred Stock authorized by the Certificate of Incorporation and to determine with respect to each such series, the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto.

     SECOND: A resolution providing for and in connection with the issuance of the Preferred Stock was duly adopted by the Board of Directors of the Corporation pursuant to authority conferred on the Board of Directors by the provisions of the Certificate of Incorporation as aforesaid, which resolution provides as follows:

     RESOLVED: that the Board of Directors, pursuant to authority vested in it by the provisions of the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), of SA Holdings, Inc. (the "Corporation"), hereby authorizes the issuance of a series of convertible preferred stock ("Convertible Preferred Stock") of the Corporation and hereby establishes the powers, designations, preferences, the relative, participating, optional and other rights, and the qualifications, limitations and restrictions appertaining thereto in addition to those set forth in such Certificate of Incorporation (or otherwise provided by law) as follows (the following, referred to hereinafter as "this resolution" or "this Certificate of Designations", is to be filed as part of a Certificate of Designations under Section 151(g) of the General Corporation Law of the State of Delaware):

     1.   General

          (a) Designation and Number. The designation of Convertible Preferred Stock created by this resolution shall be Series B Cumulative Convertible Preferred Stock, $.00001 par value per share, of the Corporation (hereinafter referred to as the"Series A Preferred Stock"), and the number of shares of Series B Preferred Stock which the Corporation shall be authorized to issue shall be 250,000 shares.

          (b) Priority. The Series B Preferred Stock shall rank prior to the Common Stock (as hereinafter defined), and to all other capital stock of the Corporation (now or hereafter authorized or issued), other than the Series A Cumulative Convertible Preferred Stock of the Corporation (the "Series A Preferred Stock") with which it shall rank pari passu, in each case as to dividends or upon liquidation, dissolution or winding up.

     2.   Certain Definitions.

          (a) For purposes of this Certificate of Designations, the following terms shall have the meanings indicated:

               (i) "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in the State of Texas are authorized or obligated by law or executive order to close.

               (ii) "Commission" means the Securities and Exchange Commission and any other similar or successor agency of the federal government administering the Securities Act or the Securities
Exchange Act.

               (iii) "Common Shares" has the meaning set forth in
Section 7(a) hereof.

               (iv) "Common Stock" means the Corporation's Common Stock, as presently authorized by the Certificate of Incorporation and as such Common Stock may hereafter be changed or for which such Common Stock may be exchanged after giving effect to the terms of such change or exchange (by way of reorganization, recapitalization, merger, consolidation or otherwise).

               (v) The phrase "current conversion price" has the meaning set forth in Section 7(h) hereof.

               (vi) "Event of Default" means (A) the failure by the Corporation to redeem shares of Series B Preferred Stock in accordance with the provisions of Section 6(a) or 6(b) hereof for any reason, and such failure in such redemption of such shares shall have continued for one hundred eighty (180) days or (B) the equivalent of one year's dividend payments on all outstanding shares of Series B Preferred Stock shall be accrued and unpaid, if funds are legally available for the payment therefor, and such failure has continued for sixty (60) days.

               (vii) "Full cumulative dividends" means as of any date the amount of accumulated, accrued and unpaid dividends payable on shares of Series B Preferred Stock as provided by
Section 4 hereof, whether or not earned or declared and whether or not there shall be funds legally available for the payment thereof.

               (viii) "Junior Preferred Stock" means capital stock (other than Common Stock) of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation, dissolution or winding up.

               (ix) "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

               (x) "Preferred Liquidation Value" has the meaning set forth in Section 5(a) hereof.

               (xi) "Purchase Agreements" means the separate Share Purchase Agreements dated as of July 31, 1995 between the Corporation and each of the original holders of shares of Series B Preferred Stock (as from time to time assigned, supplemented or amended or as the terms thereof may be waived, each in accordance with its terms).

               (xii) "Qualified Level of Public Trading" shall exist if, and only if, on the date of notice of the Corporation's election of its right to redeem the shares of Series B Preferred Stock pursuant to Section 6(b) hereof, (a) Common Shares are listed or admitted to trading on a national securities exchange or are traded on the National Association of Securities Dealers, Inc., Automated Quotation System Level 1, National Market System ("National Market System") or in the over-the-counter market, and
(b) either (i) the last reported sale price regular way for Common Shares on the principal national securities exchange on which Common Shares are listed or admitted to trading or, if Common Shares are not listed or admitted to trading on any national securities exchange on the National Market System, or (ii) if Common Shares are listed or admitted to trading on neither any national securities exchange nor on the National Market System, the average of the highest reported bid and lowest reported asked prices as furnished by the National Association of Securities Dealers, Inc., Automated Quotation System Level I, or comparable system, shall (in the case of (i) or (ii)) have equalled or exceeded an amount per share equal to at least 250% of the then current conversion price for at least twenty (20) consecutive trading days.

               (xiii) "Senior Credit Agreement" means the Term
Credit Agreement between the Corporation and NorWest Bank
Minnesota, National Association, dated as of July 31, 1995.

               (xiv) "Subsidiary" means any corporation, association or other entity of which more than 80% of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency or any pledge of shares) to vote in the election of directors, managers or trustees thereof is, at the time as of which any determination is being made, owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries, or both.

          (b) The words "hereof," "herein" and "hereunder" and other words of similar import refer to this Certificate of Designations as a whole and not to any particular Section or other subdivision.

          (c)  References herein to the Certificate of
Incorporation include such Certificate as amended by this Certificate of Designations.

     3.   Voting Rights.

          (a) Generally No Voting Rights. Except as otherwise provided specifically herein or by law, each share of Series B Preferred Stock shall have no voting rights. To the extent holders of shares of Series B Preferred Stock have the right to vote, each holder of shares of Series B Preferred Stock shall be entitled to that number of votes for each share of Series B Preferred Stock held by such holder equal to the number of Common Shares obtainable upon conversion of such share of Series B Preferred Stock pursuant to Section 7 hereof at the current conversion price on the record date for the vote which is being taken or, if no such record date is established, at the date such vote is taken or any written consent of stockholder is solicited.

          (b) Consent Required. So long as any shares of the Series B Preferred Stock remain outstanding, unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least fifty-one percent (51%) of all of the shares of Series B Preferred Stock at the time outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Certificate of Incorporation and Bylaws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Corporation:

               (i) create, authorize or issue any class or series of capital stock ranking prior to the Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up;

               (ii) amend the Certificate of Incorporation of the Corporation, or in any other manner alter or change the powers, rights, privileges or preferences of the Series B Preferred Stock, if such amendment or action would adversely affect the powers, rights, privileges or preferences of the holders of the Series B Preferred Stock; except that the Corporation may amend the Certificate of Incorporation and/or the Bylaws of the Corporation to increase the amount of shares of Common Stock or amend the terms of any Common Stock, or to create, authorize or issue shares of Junior Preferred Stock; or

               (iii) amend this Certificate of Designations.

          (c)  Additional Voting Rights.

               (i) So long as there are at least 100,000 shares of Series B Preferred Stock then outstanding (subject to adjustment after the date hereof for stock splits, combinations, etc.), upon the occurrence of an Event of Default, the holders of the Series B Preferred Stock shall be entitled to elect (as provided below) a number of directors to the Board of Directors of the Corporation equal to the number obtained by (x) multiplying the (A) a fraction, the numerator of which is the number of shares of Common Stock obtainable upon conversion of all of the shares of Series B Preferred Stock then outstanding and the denominator of which is the total number of shares of Common Stock (on a fully-diluted basis) then outstanding, by (B) the number of directors on the Board of Directors of the Corporation and then (y) rounding such number down to the nearest whole number (except for any number below the number 1, such number shall be rounded upwards to 1 and not downward to zero). The size of the Board of Directors of the Corporation shall be increased by such number as may be necessary to allow for directors elected by the holders of the Series B Preferred Stock. During the period (hereinafter in this Section 3(c) called the "Class Voting Period") commencing upon th occurrence of such Event of Default and ending at such time upon which no Event of Default shall continue, the holders of at least fifty-one percent (51%) of the then outstanding shares of Series B Preferred Stock, by the affirmative vote in person or by proxy at a special meeting of stockholders called for such purpose (or at any adjournment thereof) by holders of at least 25% of the then outstanding shares of Series B Preferred Stock or at any annual meeting of stockholders, or by written consent delivered to the Secretary of the Corporation, with the holders of such Series B Preferred Stock voting as a class and with each such share of Series B Preferred Stock having one vote, shall be entitled, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Corporation, to elect such directors.

               (ii) At any time when such voting right under this
Section 3(c) shall have vested in the holders of shares of Series
B Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of at least 25% of the holders of record of shares of the Series B Preferred Stock then outstanding, addressed to the Treasurer (or similar officer) of the Corporation, call a special meeting of holders of shares of the Series B Preferred Stock, such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Treasurer (or similar officer) of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Treasure r(or similar officer) of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Treasurer (or similar Officer) of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of at least 25% of the shares of Series B Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph or, if none, at a place designated by the person selected to call the meeting. Any holder of shares of Series B Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph.

               (iii) Any director who shall have been elected by the holders of Series B Preferred Stock pursuant to this Section 3(c) may be removed at any time during a Class Voting Period, by the vote of the holders of at least fifty-one percent (51%) of all of the then outstanding shares of Series B Preferred Stock, voting as a separate class in person or by proxy at a special meeting of stockholders called for such purpose by holders of at least 25% of the outstanding shares of Series B Preferred Stock. Any director who shall have been elected by the holders of Series B Preferred Stock may not be removed at any time during a Class Voting Period without the consent of the holders of at least fifty-one percent (51%) of all of the outstanding shares of Series B Preferred Stock.

Any vacancy created by the removal, death or resignation of a director elected by the holders of Series B Preferred Stock may be filled during such Class Voting Period by the holders of at least fifty-one percent (51%) of all of the outstanding shares of Series B Preferred Stock by vote in person or by proxy at a special meeting of stockholders of the Corporation called for such purpose by holders of at least 25% of the outstanding shares of Series B Preferred Stock.

               (iv) During the Class Voting Period, other than to increase the size of the Board of Directors in accordance with clause (i) of this Section 3(c), the size of the Board of Directors of the Corporation shall not otherwise be changed without the vote of the holders of at least fifty-one percent (51%) of all of the then outstanding shares of Series B Preferred Stock, voting as a separate class.

               (v) At the end of the Class Voting Period, the holders of Series B Preferred Stock shall be automatically divested of all voting power vested in them under this Section 3(c) except as herein or by law expressly provided, subject always to the subsequent vesting hereunder of such voting power in the holders of Series B Preferred Stock upon the occurrence of any subsequent Event of Default. The term of any director elected pursuant to the provisions of this Section 3(c) shall in all events expire at the end of the Class Voting Period and the size of the Board shall be reduced accordingly.

     4.   Dividend Rights.

          (a) General Dividend Obligations. The Corporation shall pay, when and as declared by the Corporation's Board of Directors, to the holders of the Series B Preferred Stock, out of the assets of the Corporation legally available therefor, stock dividends, payable in shares of Series B Preferred Stock (or at the election of the Corporation, in cash) (provided that upon liquidation or redemption, accrued and unpaid dividends will be paid in cash), at the times, in the amounts and with such priorities as are provided for in this Section 4. Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Senior Credit Agreement, no dividends may be paid in cash to holders of the Series A Preferred Stock so long as indebtedness is outstanding and unpaid under the Senior Credit Agreement.

          (b) Accrual of Dividends. Dividends on each share of Series B Preferred Stock shall accrue cumulatively on a daily basis from and including the date of issuance of such share. The date on which the Corporation shall initially issue any share of Series B Preferred Stock shall be deemed to be its "date of issuance" regardless of the number of times transfer of such share of Series B Preferred Stock shall be made on the stock records maintained by or for the corporation and regardless of the number of certificates which may be issued to evidence such share of Series B Preferred Stock (whether by reason of transfer of such share of Series B Preferred Stock or for any other reason).

          (c) Dividend Rates. Dividends shall accrue cumulatively on each share of Series B Preferred Stock from the date of issuance at a rate per annum equal to $0.80 per share of Series B Preferred Stock calculated on the basis of the actual number of days elapsed on a year. Dividends paid in shares of Series B Preferred Stock shall be paid assuming each share of Series B Preferred Stock used to so pay has a value of $10.00.

          (d) Payment Dates. Full cumulative dividends on the Series B Preferred Stock shall be payable annually, on the last day of July in each year (each, a "Dividend Payment Date"). The first Dividend Payment Date shall be July 31, 1996. If any Dividend Payment Date shall be on a day other than a Business Day, then the Dividend Payment Date shall be on the next succeeding Business Day.

An amount equal to the full cumulative dividends shall also be payable (in cash), in satisfaction of such dividend obligation, upon liquidation as provided under Section 5 hereof, and upon redemption as provided under Section 6 hereof.

          (e) Amounts Payable. The amount of dividends payable on series B Preferred Stock on each Dividend Payment Date shall be the full cumulative dividends which are unpaid through and including such Dividend Payment Date. Dividends which are not paid for any reason whatsoever on a Dividend Payment Date shall cumulate until paid and shall be payable on the next Dividend Payment Date on which payment can lawfully be made (or upon liquidation or redemption as provided herein). Holders of shares of Series B Preferred Stock called for redemption on a redemption date falling between the close of business son a dividend payment record date and the opening of business on the corresponding Dividend Payment Date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefor, receive an amount equal to such dividend payment (consisting of all accumulated and unpaid dividends through and including the redemption date) on the date fixed for redemption. If for whatever reason all payments have not been made with respect to any share of Series B Preferred Stock as required by Section 5 on a distribution date or all payments have not been made with respect to any share of Series B Preferred Stock as required by Section 5 on a redemption date (other than because of a failure by the holder thereof to tender such shares for payment on such date), then, notwithstanding any other provision hereof, dividends shall continue to accumulate on such outstanding shares until paid. Dividends paid by payment-in-kind shall not be paid in fractional shares (all such fractional shares being rounded down to the nearest whole number of shares); such dividends so rounded down shall be deemed paid in full).

          (f) Priority. So long as any shares of the Series B Preferred Stock are outstanding if any Event of Default has occurred and in continuing or if an Event of Default (as defined in the Senior Credit Agreement) has occurred and is continuing, (A) no dividends shall be declared or made or set apart for payment, in each case upon the Common Stock (other than dividends paid in shares of Series A Preferred Stock made to the holders of Series A shares of Series A Preferred Stock made to the holders of Series A Preferred Stock) or any Junior Preferred Stock, and (B) no capital stock of the Company (other than the Series B Preferred Stock) shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sharing fund or otherwise for the purchase or redemption of any shares of any such stock) by the Corporation.

          5.   Liquidation Rights.

          (a) Priority. (i) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation (whether from capital or surplus) shall be made to or set apart for the holders of Common Stock or any other shares of Junior Preferred Stock of the Corporation, the holders of the shares of Series B Preferred Stock shall be entitled to receive from the assets of the Corporation, whether represented by capital, surplus, reserves or earnings, payment in cash of any amount (the "Preferred Liquidation Value") equal to the greater of (i) $10.00 per share plus the value of accrued and unpaid dividends per share through the date thereof or (ii) the amount per share of Series B Preferred Stock that would have been payable had each such share been converted to Common Shares immediately prior to such event of liquidation, dissolution or winding-up pursuant to Section 7 hereof. If the assets distributable upon such liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary, shall be insufficient to permit payment to the holders of the shares of Series B Preferred Stock of the full preferential amounts as set forth in the Section 5(a), the such assets shall be distributed ratably among the shares of Series B Preferred Stock.

          (ii) If, in the event of any liquidation, dissolution or winding up of the Corporation, the Preferred Liquidation Value of the Series B Preferred Stock and the Preferred Liquidation Value of the Series A Preferred Stock are not paid in full, the respective holders of the Series B Preferred Stock and of the Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full Preferred Liquidation Value to which each such series of Preferred Stock is entitled.

          (b) Junior Stock. After payment shall have been made i full to the holders of Series B Preferred Stock as provided in this
Section 5 upon any liquidation, dissolution or winding up of the Corporation, the Common Stock and any other series or class or classes of stock of the Corporation shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining the be paid or distributed upon such liquidation, dissolution or winding up, and the holders of Series B Preferred Stock shall not be entitled to share therein.

          (c) Notice of Liquidation. Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place or places where the amounts distributable in such circumstances shall be payable, shall be given (not less than thirty (30) days prior to any payment date stated therein), to the holders of record of the Series B Preferred Stock at their respective addresses as the same shall appear on the stock register of the Corporation.

          (d) Liquidation. Neither the voluntary sale,conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or intro one or more corporations shall be deemed to be a liquidation, dissolution or winding-up,, voluntary or involuntary, of the Corporation.

          6.   Redemption.

          (a) Special Optional Redemption. On or after July 31, 1997 (but not before), if there has been a Qualified Level of Public Trading as of the date of the notice provided for below, at the option of the Corporation, the Corporation may redeem all or part of the shares of Series B Preferred Stock then outstanding at a cash price per share equal to the sum of $10.00 plus the value of accrued and unpaid dividends on such share through the date set for redemption.

          Notwithstanding the foregoing, without the consent of a majority in interest of the lenders under the Senior Credit Agreement, the Corporation may not redeem all or any part of the shares of Series B Preferred Stock pursuant to the preceding sentence so long as indebtedness is outstanding and unpaid under the Senior Credit Agreement.

          Such option under this Section 6(b) shall be exercised by written notice to the holders of Series B Preferred Stock given at any time not less than thirty (30) days and not more than sixty
(60) days prior to the date of such redemption.

          (b) Partial Redemption. In any such optional redemption by the Corporation, if all shares of Series B Preferred Stock are not being redeemed, then the n umber of shares of Series B Preferred Stock to be redeemed shall be allocated among all shares of Series B Preferred Stock so that the shares of Series B Preferred Stock are redeemed from such holders in proportion to the respective number of shares of Series B Preferred Stock held by each such holder (or in such other proportion as agreed by all such holders who accept the Corporation's offer).

          7.   Conversion.

          (a) General. Each holder of a share of Series B Preferred Stock shall have the right, at the option of such older, at any time to convert, upon the terms and provisions of the Section B, one or more shares of Series B Preferred Stock into fully paid and nonassessable shares of Common Stock of the Corporation or any capital stock or other securities into which such Common Stock shall have been changed or any capital stock or other securities resulting from a reclassification thereof (such shares, the "Common Shares"). Such conversion of shares of Series B Preferred Stock to Common shares shall be made at a conversion rate of one share of Series B Preferred Stock for a number of Common Shares equal to (x) $10.00 per share plus the value of accrued and unpaid dividends per share divided by (y) the then current conversion price, as further described below. Every share of Series B Preferred Stock shall continue to be convertible, in whole or in part, even though the Corporation or a holder may have given notice of redemption with respect to such share of Series B Preferred Stock or any part thereof pursuant to Section 6 hereof, so long as such share of Series B Preferred Stock and the holder's election to convert shall have been delivered to the Corporation pursuant to Section 7(c) hereof prior to the date fixed for such redemption. The Common Shares issuable upon conversion of the shares of Series B Preferred Stock, when such Common Shares shall be issued in accordance with the terms hereof, are hereby declared to be and shall be duly authorized, validly issued, fully paid and on assessable Common Shares held by the holders thereof.

          (b) Reference to Conversion. For convenience, the conversion pursuant to the Section 7 of all or a part of the shares of Series B Preferred Stock into Common Shares is herein sometimes referred to as the "conversion" of the shares of Series B Preferred Stock.

          (c) Surrender, Election and Payment. Each share of Series B Preferred Stock may be converted by the holder thereof, in whole, or in part, during normal business hours on any Business Day by surrender of the share of Series B Preferred Stock, accompanied by written evidence of the holder's election to convert the preferred share of Series B Preferred Stock or portion thereof, to the Corporation at its office designated pursuant to Section 9 hereof (or, if such conversion is in connection with an underwritten public offering of Common Shares, at the location at which the underwriting agreement requires that such Common Shares or shares of Series B Preferred Stock be delivered). Payment of the conversion price for the common Shares specified in such election shall be made by applying an aggregate number of shares of Series B Preferred Stock equal to the number obtained by dividing
(x) the number of Common Shares specified in such election by (y) the amount obtained by dividing (A) $10.00 by (B) the then current conversion price. Such holder shall thereupon be entitled to receive the number of Common Shares specified in such election (plus cash in lieu of any fractional share as provided in Section 7(j) hereof).

          (d) Effective Date. Each conversion of a share of Series B Preferred Stock pursuant to Section 7(c) hereof shall be deemed to have been effected immediately prior to the close of business on the Business Day on which such share of Series B Preferred Stock shall have been surrendered to the Corporation as provided in Section 7(c) hereof (except that if such conversion is in connection with an underwritten public offering of Common Shares, then such conversion shall be deemed to have been effected upon such surrender), and such conversion shall be at the current conversion price in effect at such time. On each such day that the conversion of a share of Series B Preferred Stock is deemed effected, the person or persons in whose name or names any certificate or certificates for Common Shares are issuable upon such conversion, as provided in Section 7(e) hereof, shall be deemed to have become the holder or holders of record of such Common Shares.

          (e) Share Certificates. As promptly as practicable after the conversion of a share of Series B Preferred Stock, in whole or in part, and in any event within five (5) Business Days thereafter (unless such conversion is in connection with an underwritten public offering of Common Shares, in which event concurrently with such conversion), the Corporation at its expense (including the payment by it of any applicable issue, stamp or other taxes, other than any income taxes) will cause to be issued in the name of and delivered to the holder thereof or as such holder may direct, a certificate or certificates for the number of Common Shares to which such holder shall be entitled upon such conversion on the effective date of such conversion plus cash in lieu of any fractional shares as provided in Section 7(j) hereof.

          (f) Acknowledgment of Obligation. The Corporation will, at the time of or at any time after each conversion of a share of Series B Preferred Stock, upon the request of the holder thereof or of any Common Shares issued upon such conversion, acknowledge in writing its continuing obligation to afford to such holder all rights, if any, to which such holder shall continue to be entitled; provided, that if any such holder shall fail to make any such request, the failure shall not affect the continuing obligations of the Corporation to afford such rights to such holder.

          (g) Payment of Dividends. Within five (5) Business Days after receipt of any share of Series B Preferred Stock and an election to convert all or a portion of such share of Series B Preferred Stock under Section 7(c) hereof, the Corporation will pay, out of funds legally available therefor, to the holder of such share of Series B Preferred Stock in shares of Series B Preferred Stock or, at the option of the Company, in cash, an amount equal to full cumulative dividends accrued to the effective date of conversion of such shares of Series B Preferred Stock.

          (h) Current Conversion Price. The term "conversion price" shall mean initially $1.25 per Common Share, subject to adjustment. The term "current conversion price" as used herein shall mean the conversion price, as the same may be adjusted from time to time as hereinafter provided, in effect at any given time. In determining the current conversion price, the result shall be expressed to the nearest $0.01, but any such lesser amount shall be carried forward and shall be considered at the time of (and together with) the next subsequent adjustment which, together with any adjustments to be carried forward, shall amount of $0.01 per Common Share or more.

          (i) Reservation of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of authorized but unissued the maximum number of shares of Common Stock into which all shares of Series B Preferred Stock from time to time outstanding are convertible, but shares of Common Stock held in the treasury of the Corporation may, in its discretion, be delivered upon any conversion of shares of Series B Preferred Stock.

          (j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock, but, in lieu of any fraction of a Common Share which would otherwise be issuable in respect of the aggregate number of shares of Series B Preferred Stock surrendered by the holder thereof for conversion, the holder shall have the right to receive an amount in cash equal to the sam fraction of the current Market Price (as defined below) on the effective date of the conversion of such shares of Series B Preferred Stock. Dividends payable pursuant to
Section V(g) above upon conversion of shares of Series B Preferred Stock which are paid by payment-in-kind shall be paid with cash in lieu of fractional shares to the extent of any fractional shares.

          8.   Adjustment to Conversion Price.

          The conversion price shall be adjusted, from time to time, as follows:

          (a) Adjustments for Stock Dividends, Recapitalizations, Etc. In case the Corporation shall, after August 1, 1995, (w) pay a stock dividend or make a distribution (on or in respect of its Common Stock) in shares of its Common Stock (except there shall be no adjustment with respect to the payment by the Company of a stock dividend to holders of its Common Stock of the shares of Strategic Abstract & Title Corporation, a Texas corporation), (x) subdivide the outstanding shares of its Common Stock, (y) combine the shares of its Common Stock into a smaller number of shares, or (z) issue by reclassification of shares of its Common Stock, any share sof capital stock of the Corporation, then, in any such case, the current conversion price in effect immediately prior to such action shall be adjusted to a price such that if the holder of a share of Series B Preferred Stock were to convert such share of Series B Preferred Stock in full immediately after such action, such holder would be entitled to receive the number of shares of capital stock of the Corporation which such holder would have owned immediately following such action had such share of Series B Preferred Stock been converted immediately prior thereto (with any record date requirement being deemed to have been satisfied), and, in any such case, such conversion price shall thereafter be subject to further adjustments under this Section 8. An adjustment made pursuant to this subsection (a) shall become effective retroactively immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (b) Consolidation or Merger. Any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another person or other transaction which is effected in such a way that holders of Common Stock are entitled to receive (either directly or under subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock is referred to herein as an "Organic Change." Prior to the consummation of any Organic Change, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to holders of Series B Preferred Stock representing a majority of the Series B Preferred Stock then outstanding) to insure that each of the holders of the Series B Preferred Stock shall thereafter have the right to acquire and receive in lieu of or in addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the conversion of such holder's Series B Preferred Stock, such shares of stock, securities or assets as may be issuable or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon conversion of such holder's Series B Preferred Stock had such Organic Change not taken place.

          In any such case, the Corporation shall make appropriate provision (in form and substance reasonably satisfactory to the holders of Series B Preferred Stock representing a majority of the Series B Preferred Stock then outstanding) with respect to such holders rights and interest to insure that the provisions hereof shall thereafter be applicable to the Series B Preferred Stock including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Corporation, an immediate adjustment of the conversion price to reflect the value for the Series B Preferred Stock reflected by the terms of such consolidation, merger or sale, if the value so reflected would cause an increase to the conversion price in effect immediately prior to such consolidation, merger or sale). The Corporation shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from such consolidation or merger or the Corporation purchasing such assets assumes by written instrument (which may be the agreement of consolidation, merger or sale), in form and substance reasonably satisfactory to the holders of Series B Preferred Stock representing a majority of the Series B Preferred Stock then outstanding, the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance wi th the foregoing provisions, such holder may be entitled to acquire.

          (c)  Notices.  In case at any time.

               (i) the Corporation shall take any action which would require an adjustment in the current conversion price pursuant to Section 8(a); or

               (ii)  there shall be any reorganization,
reclassification or change of the Corporation's Common Stock (other than a change in par value or from par value to no par value or from no par value to par value), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale, transfer or lease of all or substantially all of the assets of the Corporation; or

               (iii) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, in any one or more of such cases, the Corporation shall give written notice to the holders of the shares of Series B Preferred Stock, not less than ten (10) days before any record date or other date set for definitive action, of the date on which such action, distribution, reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of any such action (to the extent such effect may be known at the date of such notice) on the current conversion price and the kind and amount of the shares and other securities and property deliverable upon conversion of the shares of Series B Preferred Stock. Such notice shall also specify any date as of which the holders of the Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon any such reorganization, reclassification, change, sale, transfer, lease, consolidation, merger, dissolution, liquidation or winding-up, as the case may be.

               9. Notices. Unless otherwise expressly specified or permitted by the terms hereof, all notices, requests, demands, consents and other communications hereunder shall be in writing and shall be delivered by hand or shall be sent by telex or telecopy (confirmed by registered, certified or overnight mail or courier, postage and delivery charges prepaid), to the following addresses:

               (a)  if to the holder of a share of Series B
Preferred Stock, at the holder's address as set forth in the stock register of the Corporation, or at such other address as may have been furnished to the Corporation by the holder in writing; or

               (b)  if to the Corporation, at SA Holdings, Inc.,
1912 Avenue K, Suite 100, Plano, TX 75074-5959 or at such other address as may have been furnished in writing by the Corporation to the holders of the shares of Series B Preferred Stock.

Whenever any notice is required to be given hereunder, such notice shall be deemed given and such requirement satisfied only when such notice is delivered or, if sent by telex or telecopies, when received, unless otherwise expressly specified or permitted by the terms hereof.

     IN WITNESS WHEREOF, SA Holdings, Inc. caused this Certificate of Designations to be signed by its Chief Executive Officer this 31st day of July, 1995.


                              SA HOLDINGS, INC.


                              By_____________________________
                                   Jack W. Matz, Jr.
                                   Chief Executive Officer